Filed Pursuant to Rule 424(b)(3)
                                        Registration Nos. 33-52421 and 33-55787

This revised Pricing Supplement supersedes and replaces
Pricing Supplement No. 105 which was filed with the Securities and Exchange Commission on October 19, 1995.

PRICING SUPPLEMENT NO. 105, dated October 19, 1995
(To Prospectus dated February 14, 1995 and
Prospectus Supplement dated April 5, 1995)

                                  $2,500,000,000
                          Chrysler Financial Corporation
                            Medium-Term Notes, Series P
                                 Fixed Rate Notes
                      Due 9 Months or More From Date of Issue

Principal Amount:     $5,000,000

Issue Price:          100%

Original Issue Date:  October 24, 1995

Stated Maturity:      December 15, 1997

Interest Rate:        6.09%

Interest Payment Dates:   March 15 and September 15

Specified Currency:       U.S. Dollars
     (If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency:  [ ] Yes   [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Redemption:    [X] The Notes cannot be redeemed prior to maturity.
               [ ] The Notes may be redeemed prior to maturity.

Initial Redemption Date:

The Redemption Price shall initially be      % of the principal amount of the
Notes to be redeemed and shall decline at each anniversary of the initial
Redemption Date by     % of the principal amount to be redeemed until the
Redemption Price is 100% of such principal amount.

Repayment:     [X] The Notes cannot be repaid prior to maturity.
               [ ] The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s):

Repayment Price:

Discount Notes:     [ ] Yes   [X] No

     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:

Agent's Discount or Commission:  .25%

Agent's Capacity:   [X] Agent   [ ] Principal

Net proceeds to Company (if sale to Agent as principal):

Agent:    [ ] Merrill Lynch & Co.       [ ] Salomon Brothers Inc

          [X] Other:  Lehman Brothers Inc.